Exhibit 99.1

Manitex International, Inc. Reports Second Quarter 2013 Results

Achieves Record Net Sales of $63 Million and Record Net Income of $2.7 Million, or

$0.22 per Share

Manitex to Acquire Sabre Manufacturing, LLC for $14 Million

Bridgeview, IL, August 7th, 2013 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers, today announced second quarter 2013 results.

Second Quarter 2013 Financial Highlights:

•	Net revenues rose 19% to a record $62.6 million, compared to $52.5 million in the prior year’s quarter and 5% compared to the first quarter 2013 revenues of $59.6 million.

•	Net income of $2.7 million or $0.22 per share, increased 15% compared to $2.3 million and $0.20 per share for the prior year’s quarter.

•

EBITDA(1) for the second quarter 2013 increased 7.8% to $5.5 million, equal to 8.8% of sales, compared to $5.1 million and 9.7% of sales for the same period in 2012. On a sequential quarter basis, the increase in EBITDA was $1.4 million or 34%.

•	Consolidated backlog at June 30th, 2013 was $96.6 million.

Acquisition of Sabre Manufacturing, LLC:

•

Knox, Indiana-based manufacturer of a comprehensive line of specialized trailer tanks for liquid and solid storage and containment solutions with capacities from 8,000 to 21,000 gallons, and with a large installed base in North America. Its tank trailers are sold to specialist independent tank rental companies for a variety of end markets such as petrochemical, waste management and oil and gas drilling

•	Negotiated purchase price of $14 million consisting of $13 million in cash and $1 million in MNTX common stock

•	Sabre trailing twelve month revenue (through 3/31/2013) of $39.1 million and EBITDA of $4.5 million

•	Closing, subject to execution of definitive documentation, expected shortly

•	Cash consideration will be funded by new Comerica Bank Term Loan

Chairman and Chief Executive Officer, David Langevin commented “The record sales and profits we recorded in the second quarter results demonstrates continued execution of our niche product strategy. The global economic environment, as has been widely reported remains subdued, and while we are cautious we believe our businesses will continue to perform on a solid basis in this challenging economic landscape. The primary driver of our growth remains our crane business. And as we recently reported, we believe that our new 70 ton crane

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product will have a significant impact for us in the future. We would also like to point out the significance of the $37 million Navy contract award which we recently announced which will also provide further growth for us in 2014. Finally, in the second quarter, our cost structure, margins and EBITDA ratios all returned to more normal levels when compared to the first quarter. With this cost concentration and a steady improvement in economics along with the potential benefit from the acquisition of Sabre which we announced today, we should turn in good results for the year and put us on sound footing going into 2014.”

Second quarter 2013 revenues of $62.6 million increased $10.1 million or 19.2% from the second quarter of 2012 resulting primarily from production increases at the Manitex crane facility and increased sales for port-related equipment from CVS, partially offset by lower revenues from other material handling operations and equipment distribution. Cranes with capacities greater than 45 ton increased as a proportion of total revenues contributing approximately $5 million of the total increase. The lower margin, lower capacity boom trucks and chassis sales also increased approximately $3 million in response to improved commercial construction activity, which utilizes the lower capacity, less specialized cranes. Parts sales as a percentage of revenue for the quarter were approximately 18% lower than the prior year quarter due to the increase in new product revenues, but were also marginally reduced on a dollar basis. On a sequential quarter basis, revenues increased 5%, with a 12% increase in sales of cranes, on a number of units basis, although this was partially offset by reduced material handling and equipment distribution sales.

Gross profit of $12.3 million was equal to 19.6% of sales, compared to $10.8 million or 20.5% for the second quarter of 2012 and $10.2 million or 17.2% in the first quarter of 2013. The year-over-year reduction in gross margin percent was generated by an increase in the mix of lower capacity cranes and chassis, and a lower percentage of higher margin parts sales. Parts sales are anticipated to return in line with their historical levels over time as the recent rapid increase in new equipment sales become increasingly deployed and utilized. The 240 basis point sequential improvement to more normalized levels was generated by improved manufacturing efficiencies over the prior quarter as newer products became better assimilated into manufacturing as well as a benefit from improved volume and product mix.

Net income for the second quarter of 2013 of $2.7 million or $0.22 in earnings per share was an increase of $0.3 million, (15%) or $0.02 per share, over the second quarter of 2012. A $10.1 million improvement in revenue compared to the second quarter of 2012 resulted in a gross profit increase of $1.5 million which was offset by additional operating expenses, other expense and tax of $1.2 million. Operating expense was $1.1 million higher in the second quarter of 2013 of which increased selling expenses of $0.6 million were incurred from an expansion in the sales organization, commissions and other selling related costs, with employee related costs and incentive compensation accounting for approximately $0.3 million.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “We again achieved record sales revenues for the quarter, showing increases on a year ago and sequential quarter basis, with crane products leading the way. Our production increases combined with a softening of demand from energy markets compared to the same period a year ago and continued relative weakness in material handling contributed to a modest reduction in backlog, which was $97 million at the end of the quarter, and still remains healthy. Gross margin at 19.6% for the quarter returned to more normalized levels as the recent product introductions became fully integrated into the supply chain and production process, and we achieved improved manufacturing volume in the Manitex crane facility. The lower percentage of parts sales due to higher new equipment sales still had a negative effect in the quarter, but this also remains a future opportunity as parts sales start to reflect the higher volume of equipment being deployed. Our commitment to cost control and higher efficiency remains a key objective, as evidenced in our SG&A, which as a percentage of sales, remained steady with the second quarter of 2012 at 11.3%. However, it has been reduced by 100 basis points to 10.8% for the six months ended June 30, 2013 compared to 11.8% for the corresponding period in 2012. Our balance sheet position remains strong, with our debt to trailing twelve month EBITDA ratio of 2.8 times and interest coverage of 7.5 times, both ratios remaining relatively constant since December 31, 2012.”

Outlook

Mr. Langevin continued, “The quarterly and year to date results were solid, and we continue to work to develop and acquire niche products which serve industries where we believe there will be superior growth and where we will have the opportunity to grow at levels beyond anyone in the marketplace. We look forward to welcoming to the Manitex Group a Company that we believe fits these criteria in Sabre Manufacturing. Sabre is a leading specialized equipment provider with a reputation for high quality and innovation serving a market of over $1 billion annually.

Our expectations, absent any significant change in the global economic conditions and excluding the additional benefit we may receive from Sabre, are for second half sales in line with the first. This would suggest another record year for revenues, EBITDA and earnings per share. We also continue to pursue further growth of our revenue base as well as an increase in our profitability through development of new products and opportunistic acquisitions,” concluded Mr. Langevin.

(1)

EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-8416 if calling within the United States or 1-480-629-9808 if calling internationally. A replay will be available until August 14, 2013 which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4633602 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex product line. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc. David Langevin Chairman and Chief Executive Officer (708) 237-2060 djlangevin@manitexinternational.com	Hayden IR Peter Seltzberg Investor Relations 646-415-8972 peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$62,554	$52,496	$122,120	$95,345
Cost of sales	50,294	41,740	99,624	76,013

Gross profit	12,260	10,756	22,496	19,332
Operating expenses
Research and development costs	606	649	1,418	1,319
Selling, general and administrative expenses	7,050	5,911	13,217	11,297

Total operating expenses	7,656	6,560	14,635	12,616

Operating income	4,604	4,196	7,861	6,716
Other income (expense)
Interest expense	(751)	(620)	(1,344)	(1,267)
Foreign currency transaction (losses) gains	11	(108)	(52)	(94)
Other income (loss)	(5)	71	(9)	79

Total other expense	(745)	(657)	(1,405)	(1,282)

Income before income taxes	3,859	3,539	6,456	5,434
Income tax	1,204	1,231	1,890	1,875

Net income	$2,655	$2,308	$4,566	$3,559

Earnings Per Share
Basic	$0.22	$0.20	$0.37	$0.30
Diluted	$0.22	$0.20	$0.37	$0.30
Weighted average common shares outstanding
Basic	12,295,879	11,713,206	12,285,819	11,698,256
Diluted	12,337,493	11,729,360	12,322,642	11,707,094

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$3,171	$1,889
Trade receivables (net)	38,097	36,189
Accounts receivable finance	204	276
Other receivables	3,636	2,761
Inventory (net)	67,290	61,290
Deferred tax asset	1,166	1,166
Prepaid expense and other	1,488	1,206

Total current assets	115,052	104,777

Accounts receivable finance	182	307
Total fixed assets (net)	10,187	10,297
Intangible assets (net)	17,308	18,442
Deferred tax asset	2,257	2,259
Goodwill	15,276	15,283
Other long-term assets	108	139

Total assets	$160,370	$151,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$6,190	$6,218
Revolving credit facilities	1,302	875
Current portion of capital lease obligations	1,363	1,040
Accounts payable	26,443	25,101
Accounts payable related parties	544	839
Accrued expenses	7,538	7,745
Other current liabilities	1,493	1,533

Total current liabilities	44,873	43,351

Long-term liabilities
Revolving term credit facilities	37,617	34,357
Deferred tax liability	4,304	4,269
Notes payable	2,345	2,648
Capital lease obligations	3,995	4,000
Deferred gain on sale of building	1,838	2,028
Other long-term liabilities	1,302	1,318

Total long-term liabilities	51,401	48,620

Total liabilities	96,274	91,971

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2013 and December 31, 2012	—	—
Common Stock—no par value 20,000,000 shares authorized, 12,295,879 and 12,268,443 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	53,329	53,040
Paid in capital	1,276	1,098
Retained earnings	9,245	4,679
Accumulated other comprehensive income	246	716

Total shareholders’ equity	64,096	59,533

Total liabilities and shareholders’ equity	$160,370	$151,504

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2013	2012
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$4,566	$3,559
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	1,773	1,790
Changes in allowances for doubtful accounts	162	10
Changes in inventory reserves	(76)	93
Deferred income taxes	34	1,848
Share based compensation	467	181
Gain on disposal of fixed assets	4	(72)
Reserves for uncertain tax provisions	19	4
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(3,303)	(12,133)
(Increase) decrease in accounts receivable finance	190	243
(Increase) decrease in inventory	(6,890)	(11,287)
(Increase) decrease in prepaid expenses	(297)	(765)
(Increase) decrease in other assets	31	4
Increase (decrease) in accounts payable	1,501	8,717
Increase (decrease) in accrued expense	(175)	1,927
Increase (decrease) in other current liabilities	(37)	575
Increase (decrease) in other long-term liabilities	(35)	(97)

Net cash used for operating activities	(2,066)	(5,403)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	12	98
Purchase of property and equipment	(804)	(330)

Net cash used for investing activities	(792)	(232)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	4,161	7,761
Net borrowings on working capital facilities	(546)	2,270
New borrowings—notes payable	809	763
Note payments	(536)	(3,850)
Proceeds from capital leases	827	724
Payments on capital lease obligations	(509)	(318)

Net cash provided by financing activities	4,206	7,350

Net increase in cash and cash equivalents	1,348	1,715
Effect of exchange rate change on cash	(66)	(58)
Cash and cash equivalents at the beginning of the year	1,889	71

Cash and cash equivalents at end of period	$3,171	$1,728

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the three month period ended June 30, 2013, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and six month periods ended June 30, 2013 and 2012 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income	2,655	2,308	4,566	3,559
Income tax	1,204	1,231	1,890	1,875
Interest expense	751	620	1,344	1,267
Foreign currency transaction losses (gain)	(11)	108	52	94
Other (income) expense	5	(71)	9	(79)
Depreciation & Amortization	909	920	1,773	1,790
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$5,513	$5,116	$9,634	$8,506
EBITDA % to sales	8.8%	9.7%	7.9%	8.9%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2013	December 31, 2012
Backlog	$96,637	$130,352
6/30/2013 decrease v prior period		(25.9%)

Current Ratio is calculated by dividing current assets by current liabilities.

	June 30, 2013	December 31, 2012
Current Assets	$115,052	$104,777
Current Liabilities	44,873	43,351
Current Ratio	2.6	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	June 30 , 2013	December 31, 2012
Notes payable – short term	$6,190	$6,218
Current portion of capital lease obligations	1,363	1,040
Revolving credit facilities	1,302	875
Revolving term credit facilities	37,617	34,357
Notes payable – long term	2,345	2,648
Capital lease obligations	3,995	4,000

Debt	$52,812	$49,138

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (July 1, 2012 to June 30, 2013) by interest expense as reported in the Consolidated Statement of Income for the same period.

12 Month Period July 1, 2012 to June 30, 2013
EBITDA	$19,085
Interest Expense	2,534
Interest Cover Ratio	7.5

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	June 30, 2013	December 31, 2012
Trade receivables (net)	$38,097	$36,189
Other receivables	3,636	2,761
Inventory (net)	67,290	61,290
Less: Accounts payable	26,987	25,940

Total Operating Working Capital	$82,036	$74,300
% of Trailing Three Month Annualized Net Sales	32.8%	32.9%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
September 30, 2012	5,349
December 31, 2012	4,102
March 31, 2013	4,121
June 30, 2013	5,513

Trailing Twelve Months EBITDA	$19,085

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	June 30, 2013	December 31, 2012
Net sales	$62,554	$56,524
Multiplied by 4	4	4

Trailing Three Month Annualized Net Sales	$250,216	$226,096

Working capital is calculated as total current assets less total current liabilities

	June 30, 2013	December 31, 2012
Total Current Assets	$115,052	$104,777
Less: Total Current Liabilities	44,873	43,351

Working Capital	$70,179	$61,426